                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-55964

                     [ANADARKO PETROLEUM CORPORATION LOGO]

                                 $1,000,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS
                               PURCHASE CONTRACTS
                                 PURCHASE UNITS

                       ANADARKO PETROLEUM CAPITAL TRUST I
                      ANADARKO PETROLEUM CAPITAL TRUST II
                      ANADARKO PETROLEUM CAPITAL TRUST III

     TRUST PREFERRED SECURITIES GUARANTEED, TO THE EXTENT DESCRIBED HEREIN,
                       BY ANADARKO PETROLEUM CORPORATION.

                            ------------------------

     This prospectus contains summaries of the general terms of these securities. We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                    This prospectus is dated March 13, 2001
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    3
Anadarko Petroleum Corporation..............................    3
The Trusts..................................................    3
Accounting Treatment........................................    5
Where You Can Find More Information About Anadarko..........    5
Risk Factors................................................    6
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............    6
Use of Proceeds.............................................    7
Description of Debt Securities..............................    7
Description of Preferred Stock..............................   16
Description of Depositary Shares............................   18
Description of Common Stock.................................   20
Description of Securities Warrants..........................   21
Description of Purchase Contracts and Purchase Units........   22
Description of Trust Preferred Securities...................   23
Description of Guarantees...................................   24
Relationship Among the Trust Preferred Securities, the Debt
  Securities and the Guarantees.............................   26
Plan of Distribution........................................   29
Legal Matters...............................................   30
Experts.....................................................   30

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                             ABOUT THIS PROSPECTUS

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

     This prospectus is part of a registration statement that Anadarko, Anadarko Petroleum Capital Trust I, Anadarko Petroleum Capital Trust II and Anadarko Petroleum Capital Trust III filed with the Securities and Exchange Commission
(SEC) utilizing a "shelf " registration process. Under this shelf process, we may sell Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Purchase Agreements and Purchase Units and the Trusts may issue Trust Preferred Securities in one or more offerings up to a total dollar amount of $1,000,000,000.

     This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information About Anadarko."

     In this prospectus, the terms "Anadarko," "company," "we," "us" and "our" generally mean Anadarko Petroleum Corporation, a Delaware corporation, and its consolidated subsidiaries.

     Unless otherwise indicated, all dollar amounts in this prospectus are expressed in U.S. dollars.

                         ANADARKO PETROLEUM CORPORATION

     Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies, with two billion barrels of oil equivalent (BOE) of proved reserves. The Company's major areas of operations are located in the United States, primarily in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and in the shallow and deep waters of the Gulf of Mexico, as well as in Algeria, Canada, Guatemala, Venezuela and other international areas. Exploration activity is underway in Tunisia, West Africa, the former Soviet Republic of Georgia and the North Atlantic Margin. The Company also owns and operates gas gathering systems in its U.S. core producing areas. In addition, the Company engages in the hard minerals business through non-operated joint venture and royalty arrangements in several coal, industrial minerals and trona (natural soda ash) mines located on lands within and adjacent to its Land Grant holdings in Wyoming.

     On July 14, 2000, a subsidiary of the Company merged with and into Union Pacific Resources Group Inc (UPR). As a result UPR became a wholly owned subsidiary of the Company and stockholders of UPR were entitled to receive Anadarko common shares in exchange for UPR common shares. The merger was treated as a tax-free reorganization and accounted for as a purchase business combination.

     The foregoing information about Anadarko and its business is only a general summary and is not intended to be comprehensive. For additional information about Anadarko and its business, you should refer to the information described under the caption "Where You Can Find More Information about Anadarko."

                                   THE TRUSTS

     Anadarko formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a declaration of trust executed by Anadarko, as sponsor, and The Bank of New York (Delaware), as Delaware trustee. Each declaration of trust will be amended when trust preferred securities are issued under it and will be in substantially the form filed as an exhibit to

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the registration statement, of which this prospectus is a part. An amended declaration of trust is called a "trust agreement" in this prospectus.

     The trust preferred securities and the trust common securities of each Trust represent undivided beneficial interests in the assets of that Trust. The trust preferred securities and the trust common securities together are sometimes called the "trust securities" in this prospectus.

     Anadarko owns, directly or indirectly, all the common securities of each Trust, which have an aggregate liquidation value equal to at least 3% of the total capital of each Trust. The trust preferred securities of each Trust will represent the remaining percentage of each trust's total capitalization. The trust common securities will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if Anadarko defaults on the subordinated debt securities owned by a trust or another event of default under the applicable trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the trust securities of that Trust must be paid or delivered to holders of the trust preferred securities of that Trust before the holders of that Trust's common securities. No Trust may borrow money, issue debt, exchange mortgages or pledge any of its assets. The trust preferred securities will be guaranteed by Anadarko as described in this prospectus and the applicable prospectus supplement.

     Each Trust exists for the exclusive purpose of:

     - issuing the trust common and trust preferred securities representing undivided beneficial interests in the assets of the Trust;

     - investing the gross proceeds of the trust common and trust preferred securities in Anadarko's subordinated debt securities; and

     - engaging only in those other activities necessary or incidental thereto.

     Anadarko, as holder of the trust common securities of each Trust, will appoint the trustees of that Trust. Unless otherwise specified in the applicable prospectus supplement, the five trustees that will conduct each Trust's business and affairs will consist of:

     - three of Anadarko's employees, officers or affiliates, as administrative trustees;

     - The Bank of New York (Delaware), an affiliate of The Bank of New York, as property trustee; and

     - The Bank of New York (Delaware), as Delaware trustee.

     The Bank of New York also serves as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act of 1939, the guaranty trustee under Anadarko's guarantee in favor of the holders of trust preferred securities and debt trustee under the indenture related to Anadarko's debt securities. The property trustee holds title to Anadarko's subordinated debt securities for the benefit of the holders of each Trust's trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under each indenture as holder of Anadarko's subordinated debt securities. In addition, the property trustee maintains exclusive control of a segregated, non-interest bearing bank account to hold all payments made in respect of Anadarko's subordinated debt securities for the benefit of the holders of each Trust's trust common and trust preferred securities. The property trustee makes payments of distributions and payment on liquidation, redemption and otherwise to the holders of each Trust's trust common and trust preferred securities out of funds from each Trust's bank account. Anadarko, as a direct or an indirect holder of all of each Trust's trust common securities, has the right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. Anadarko pays all fees and expenses related to each Trust and each offering of trust common and trust preferred securities.

     The rights of the holders of each Trust's trust preferred securities, including economic rights, rights to information and voting rights, will be set forth in the trust agreement relating to each

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Trust and in the Delaware Business Trust Act. Each trust agreement, each indenture and each Anadarko guarantee will also incorporate by reference terms of the Trust Indenture Act of 1939. Each trust agreement, each indenture and each Anadarko guarantee will be qualified under the Trust Indenture Act.

     The prospectus supplement relating to the trust preferred securities of a Trust will provide further information concerning that Trust.

     No separate financial statements of any Trust are included in this prospectus. Anadarko considers that such statements would not be material to holders of the trust preferred securities because no Trust has any independent operations, and the sole purpose of each Trust is investing the proceeds from the sale of its trust securities in subordinated debt securities of Anadarko. Anadarko does not expect that any of the Trusts will be filing annual, quarterly or current reports with the SEC.

     The principal place of business of each Trust will be c/o Anadarko Petroleum Corporation, 17001 Northchase Drive, Houston, Texas 77060-2141, telephone (281) 875-1101.

                              ACCOUNTING TREATMENT

     Each Trust will be treated as a subsidiary of Anadarko for financial reporting purposes. Accordingly, Anadarko's consolidated financial statements will include the accounts of each Trust. The trust preferred securities, along with other trust preferred securities that Anadarko guarantees on an equivalent basis, will be presented as a separate line item in Anadarko's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Anadarko Petroleum Corporation or Subsidiaries." Anadarko will record distributions that each Trust pays on the trust preferred securities as an expense in its consolidated statement of income.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT ANADARKO

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information filed with the SEC after the date of this prospectus, and prior to the termination of the offering of the securities offered hereby, will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 14(d) of the Securities Exchange Act of 1934 until our offering is completed, including filings after the date of the initial registration statement and prior to the effectiveness of the registration statement:

        (a) Annual Report on Form 10-K for the year ended December 31, 1999;

        (b) Amendment to Annual Report on Form 10-K/A for the year ended December 31, 1999;

        (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

        (d) Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

        (e) Current Reports on Form 8-K, filed April 5, 2000, July 28, 2000, February 15, 2001, March 8, 2001 and March 12, 2001;

        (f) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

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        (g) The description of our common stock set forth in the registration statement on Form 8-A, dated September 3, 1986; and

        (h) The description of our Series C Junior Participating Preferred Stock, set forth in the registration statement on Form 8-A dated October 30, 1998, as amended in the amended registration statement on Form 8-A12B/A, dated April 27, 2000.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices as follows:

                              Corporate Secretary
                         Anadarko Petroleum Corporation
                              17001 Northchase Dr.
                               Houston, TX 77060
                                 (281) 875-1101

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

     You should carefully consider the factors contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999 under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Additional Factors Affecting Business" before investing in our or any Trust's securities. You should also consider similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our or any Trust's securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth Anadarko's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                           YEARS ENDED DECEMBER 31,         SEPTEMBER 30
                                       --------------------------------     -------------
                                       1995   1996   1997   1998   1999     1999    2000
                                       ----   ----   ----   ----   ----     -----   -----
Fixed Charges........................  1.24   3.34   3.04   0.05   1.77     1.26    5.53
Combined Fixed Charges and Preferred
  Stock Dividends....................  1.24   3.34   3.04   0.05   1.53     1.08    5.04

     Anadarko issued preferred stock in May 1998. No shares of preferred stock were outstanding during any of the periods prior to May 1998.

     As a result of Anadarko's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million in 1998. The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the

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estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pre-tax earnings required for payment.

                                USE OF PROCEEDS

     Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

     - the repayment of outstanding indebtedness;

     - working capital;

     - capital expenditures; and

     - acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. The Trusts will use all proceeds from the sale of trust common and trust preferred securities to purchase Anadarko debt securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth the general terms and provisions that could apply to the debt securities. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

     The debt securities will be either our senior debt securities or our subordinated securities. We have issued to date an aggregate of $3.8 billion of senior securities. We do not have any subordinated securities outstanding at this time.

     In addition to the following summary, you should refer to the applicable provisions of the following documents for more detailed information:

     - the senior indenture, and

     - the subordinated indenture.

     Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. The debt securities may be issued in one or more series as we may authorize at various times. All debt securities will be unsecured. The senior securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated securities will be subordinated to senior indebtedness as described in the "Subordinated Securities" section. The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

     - whether the debt securities are senior securities or subordinated securities;

     - the title and the limit on the aggregate principal amount of the debt securities;

     - the dates on which the debt securities will mature;

     - any annual rates (which may be fixed or variable), or the method of determining any rates, at which the debt securities will bear interest;

     - the dates from which interest shall accrue and the dates on which interest will be payable;

     - the currencies in which the debt securities are denominated and principal and interest may be payable;

     - any redemption or sinking fund terms;

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     - any event of default or covenant with respect to the debt securities of a particular series, if not set forth in this prospectus;

     - whether the debt securities are to be issued, in whole or in part, in the form of one or more global securities and the depositary for the global securities;

     - whether payments of principal, premium or interest will be free from any deduction for taxes, assessments or governmental charges payable by the holders;

     - whether the company will pay additional amounts on debt securities held by a non-U.S. person for any tax, assessment or governmental charge and, if so, whether the company will have the option to redeem such securities;

     - if definitive securities may be issued, the conditions under which same may be issued;

     - whether the debt securities are convertible into Anadarko common stock; and,

     - any other terms of the series, which will not conflict with the terms of the applicable indenture.

     We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders.

     We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000 for debt securities.

     We will describe special Federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

     Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of any series that are not global securities will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, you may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. No service charge is required for any transfer or exchange of debt securities but we may require payment of any taxes and other governmental charges. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable trustee as security registrar for the applicable indenture. We may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the mailing of notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the mailing date;

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     - register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

     For a discussion of restriction on the exchange, registration and transfer of global securities, see "Global Securities."

PAYMENT AND PAYING AGENTS

     Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the office of the paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

     Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, will be designated as our sole paying agent for payments with respect to debt securities that are issued solely as debt securities.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

     - by the applicable depositary to a nominee of the depositary,

     - by any nominee to the depositary itself or another nominee, or

     - by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

     When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary ("participants"). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt

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securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

     - will not be entitled to have any of the underlying debt securities registered in their names,

     - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form, and

     - will not be considered the owners or holders under the indenture relating to those debt securities.

     Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

     We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the sole responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

MODIFICATION OF THE INDENTURES

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification. None of the following modifications, however, is effective against any holder without the consent of the holders of all of the affected outstanding debt securities:

     - changing the maturity, installment or interest rate of any of the debt securities;

     - reduce the principal amount of (or premium, if any) or interest on any debt security;

     - reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

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     - changing the conversion provisions of any of the debt securities, or subordination provisions of the subordinated indenture, in a manner adverse to the holders;

     - change the place or currency of payment of (or premium, if any) or interest on any debt security;

     - reducing the percentage required for modifications or waivers of compliance with the indentures;

     - impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any debt security; or

     - with some exceptions, modifying the provisions for the waiver of covenants and defaults and any of the foregoing provisions.

     Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indentures will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indentures or make other provisions without the approval of any holder as long as no holder's interests are materially and adversely affected.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     "Event of default" when used in an indenture, will mean any of the following in relation to a series of debt securities:

     - failure to pay interest on any debt security for 60 days after the interest becomes due;

     - failure to pay the principal or any premium on any debt security when due;

     - failure to deposit any sinking fund payment for 60 days after such payment becomes due;

     - failure to perform or breach of any other covenant or warranty in the indenture that continues for 90 days after our being given notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

     - default in the payment when due of other indebtedness in an aggregate principal amount in excess of $25,000,000, causing such indebtedness to become due prior to its stated maturity, and such default is not cured within 30 days after notice from the trustee or the holders of at least 5% in principal amount of the outstanding debt securities of the series;

     - a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us and we are unable to obtain a stay or dismissal of that proceeding within 90 days;

     - we voluntarily seek relief under bankruptcy, insolvency or similar laws or we consent to a court entering an order for relief against us under those laws; or

     - any other event of default provided for debt securities of that series.

     If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal of all of the outstanding debt securities of such series to be due and immediately payable.

     The indentures provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indentures or would involve the trustee in personal liability.

     The indentures provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indentures relating to the series, except a default (a) in the payment of the principal of or any premium on or interest on any of the debt securities of the series, or (b) with respect to a covenant or provision of such indentures which, under the terms of such indentures, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected.

     The indentures contain provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indentures at the request of those holders.

     The indentures require the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. However, the trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a default in payment of principal, premium, interest or sinking fund installment with respect to any debt securities of the series. The above notice shall not be given until at least 60 days after the occurrence of a default in the performance or a breach of a covenant or warranty in the applicable indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series.

     Each indenture requires us to file annually with the trustee a certificate, executed by one of our officers, indicating whether the officer has knowledge of any default under the indenture.

REPLACEMENT OF SECURITIES

     We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the appropriate trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the appropriate trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the appropriate trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the debentures ("legal defeasance"); or

     - the related events of default will no longer apply to us ("covenant defeasance").

     If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the applicable indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

SENIOR DEBT SECURITIES LIMITATIONS ON LIENS

     Neither we nor any domestic subsidiary of ours will issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance upon real or personal property of ours or of any of our domestic subsidiaries that is located in the continental U.S. without providing that the senior securities will be secured equally and ratably or prior to the debt. However, this provision shall not apply to the following:

     - Mortgages existing on the date of the senior indenture;

     - Mortgages existing at the time a corporation becomes a domestic subsidiary of ours or at the time it is merged into or consolidated with us or a domestic subsidiary of ours;

     - Mortgages in favor of Anadarko or any domestic subsidiary of ours;

     - Mortgages on property (a) existing at the time of the property's acquisition, (b) to secure payment of all or part of the property's purchase price, or (c) to secure debt incurred prior to, at the time of or within 180 days after the acquisition, the completion of construction or the commencement of full operation of the property or for the purpose of financing all or part of the property's purchase price;

     - Mortgages in favor of the United States of America, any state, any other country or any political subdivision required by contract or statute;

     - Mortgages on property to secure all or part of the cost of construction, development or repair, alteration or improvement of the property not later than one year after the completion of or the placing into operation the property;

     - Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests which are incurred to finance development, production or acquisition costs;

     - Mortgages on equipment used or usable for drilling, servicing or operation of oil, gas, coal or other mineral properties or of geothermal properties;

     - Mortgages required by any contract or statute in order to permit us or a subsidiary of ours to perform any contract or subcontract made with or at the request of the U S., any state or any department, agency or instrumentality of either; or

     - Any extension, renewal or replacement of any mortgage referred to in the preceding items or of any debt secured by those mortgages as long as the extension, renewal or replacement will be limited to substantially the same property (plus improvements) which secured the mortgage.

     Notwithstanding anything mentioned above, we and any one or more of our domestic subsidiaries may issue, assume or guarantee debt secured by mortgages that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other debt of ours and our domestic subsidiaries that would otherwise be subject to the foregoing restrictions, does not at any one time exceed 10% of the aggregate amount of assets of Anadarko and its domestic subsidiaries after deducting therefrom all current liabilities, unamortized debt discount, expense and other like intangibles as calculated on our consolidated balance sheet as of a date within 150 days prior to the date of determination.

     The following types of transactions, among others, shall not be deemed to create debt secured by mortgages: (1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize from the sale or transfer a specified amount (however determined) of money or such minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil payment or a production payment, and (2) the sale or transfer by Anadarko or a domestic subsidiary of properties to a partnership, joint venture or other entity in which we or our domestic subsidiary would retain partial ownership of the properties.

THE TRUSTEE

     The Bank of New York is trustee under the senior indenture. The trustee or its affiliates have other customary banking relationships with us and our affiliates.

SUBORDINATED DEBT SECURITIES

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated securities will generally be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

     "Senior indebtedness" is defined as the principal of, any premium and accrued and unpaid interest on the following items, whether outstanding on or created, incurred or assumed after the date of execution of the subordinated indenture:

     - our indebtedness for money borrowed (other than the subordinated securities);

     - guarantees by us of indebtedness for money borrowed of any other person; and,

     - indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise.

     Senior indebtedness shall also be deemed to include modifications, renewals, extensions and refundings of any of the types of indebtedness, liability, obligations or guarantee listed above, unless the relevant instrument provides that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding, is not senior in right of payment to the subordinated securities.

     No payment by us on account of principal of, any premium or interest on the subordinated securities except for sinking fund payments as described below may be made if:

     - any default or event of default with respect to any senior indebtedness occurs and is continuing, or

     - any judicial proceeding is pending with respect to any default in payment of senior indebtedness.

     Sinking fund payments may be made during a suspension of principal or interest payments on subordinated debt provided the sinking fund payments are made by securities redeemed or acquired prior to the default or by means of conversion of the securities.

     If any subordinated security is declared due and payable before its specified date, or upon any payment or distribution of assets by us to creditors upon our dissolution, winding up, liquidation or reorganization, all principal of, any premium and interest due or to become due on all senior indebtedness must be paid in full before the holders of subordinated securities are entitled to receive or take any payment. Subject to the payment in full of all senior indebtedness, the holders of the subordinated securities are to be subrogated to the rights of the holders of senior indebtedness to receive payments or distribution of our assets applicable to senior indebtedness until the subordinated securities are paid in full.

     By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the subordinated securities.

     The subordinated indenture will not limit the amount of senior indebtedness or debt securities which may be issued by us or any of our subsidiaries.

CONVERSION RIGHTS

     The prospectus supplement will provide if a series of our debt securities is convertible into Anadarko stock and the initial conversion price per share at which the securities may be converted.

     The subordinated indenture contains additional provisions regarding conversion rights. If a convertible subordinated security has not been redeemed, the holder of such convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion into shares of Anadarko stock. Conversion rights shall expire at the close of business on the date specified in the prospectus supplement for a series of convertible subordinated securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible subordinated securities called for redemption.

     In order to exercise the conversion privilege, the person entitled to convert the convertible subordinated security must surrender to Anadarko, at any office or agency of Anadarko maintained for that purpose, the security with a written notice of the election to convert the security, and if less than the entire principal amount of the security is being converted, the amount of security to be converted. In addition, if the convertible subordinated security is converted during the period between a record date for the payment of interest and the related interest payment date the person entitled to convert the debt security must pay to Anadarko an amount equal to the interest payable on the principal amount being converted.

     No interest on converted subordinated securities will be paid by Anadarko on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

     Convertible subordinated securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. No fractional shares of stock will be issued upon conversion, but an adjustment in cash will be made based on the market price at the close of business on the date of conversion.

     The conversion price will be subject to adjustment upon the occurrence of events specified in the applicable prospectus supplement. Anadarko may also decrease the conversion price as it considers necessary in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Anadarko stock.

     Anadarko will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of stock on conversion of the securities. Anadarko is not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to the satisfaction of Anadarko that such tax has been paid.

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

     After the occurrence of:

     - consolidation with or merger of Anadarko into any other corporation;

     - any merger of another corporation into Anadarko; or

     - any sale or transfer of substantially all of the assets of Anadarko which results in any reclassification, change or conversion of the stock, the holders of any convertible subordinated securities will be entitled to receive on conversion the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of Anadarko stock immediately prior to the occurrence of the event.

                         DESCRIPTION OF PREFERRED STOCK

     Our Restated Articles of Incorporation authorize the board of directors of Anadarko, without further stockholder action, to provide for the issuance of up to 2,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated articles to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the outstanding shares. As of the date of this prospectus, we have 200,000 shares of 5.46% Series B Cumulative Preferred Stock outstanding and 200,000 shares of Series C Junior Participating Preferred Stock authorized for issuance under our rights agreement, none of which is outstanding.

     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the title and liquidation preference per share of the preferred stock and the number of shares offered;

     - the purchase price of the preferred stock;

     - the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

     - any redemption or sinking fund provisions of the preferred stock;

     - any conversion provisions of the preferred stock;

     - the voting rights, if any, of the preferred stock; and,

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should also refer to the certificate of designation establishing a particular series of preferred stock that will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable.

DIVIDEND RIGHTS

     The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on the common stock shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by the board of directors of Anadarko. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

RIGHTS UPON LIQUIDATION

     The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

REDEMPTION

     All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

PREFERRED STOCK PURCHASE RIGHTS

     On October 30, 1998, we entered into a rights agreement with The Chase Manhattan Bank, as rights agent, providing for a dividend of one preferred stock purchase right for each outstanding share of our common stock. We issued the dividend to stockholders of record on November 10, 1998, and holders of shares of common stock issued since that date are issued rights with their shares. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Anadarko and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Anadarko prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Anadarko.

     Until a right is exercised, the right will not entitle the holder to additional rights as an Anadarko stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right will entitle its holder to purchase from us one one-thousandth of a share of Series C Junior Participating Preferred Stock at a purchase price of $175 per right, subject to adjustment. In general, the rights will not be exercisable until the earlier of (a) any time that we learn that a person or group or an affiliate or associate of the person or group has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, unless provisions preventing accidental triggering of the rights apply and (b) the close of business on the date, if any, designated by the board of directors of Anadarko following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 15% or more of our outstanding common stock. Below we refer to the earlier of those dates as the "distribution date" and the person or group acquiring at least 15% of our common stock as an "acquiring person." In the event that we are acquired in a merger or other business combination, or 50% or more of our consolidated assets or earning power are sold after a person becomes an acquiring person, each right will entitle its holder to purchase, for the purchase price, that number of common shares of the corporation which at the time of the transaction would have a market value of twice the right exercise price.

     Any rights that are at any time beneficially owned by an acquiring person, or any associate or affiliate of the acquiring person, will be null and void and nontransferable, and any holder of such right, including any purported transferee or subsequent holder, will be unable to exercise or transfer the right.

     The rights will expire at the close of business on November 10, 2008, unless redeemed before that time. At any time prior to the earlier of (a) the time a person or group becomes an acquiring person and (b) the expiration date, the board of directors of Anadarko may redeem the rights in whole, but not in part, at a price of $.01 per right. This amount is subject to adjustment as provided in the rights agreement.

     The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the rights agreement and the form of right certificate, which are incorporated by reference to Exhibit 4.1 to our Form 8-A, filed with the SEC on October 30, 1998.

PROVISIONS OF ANADARKO'S RESTATED CERTIFICATE OF INCORPORATION

     In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us which is not approved by the board of directors of Anadarko, it would be possible for the board of directors of Anadarko to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, the restated articles and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of the holders of common stock would not be required for any issuance of preferred stock like this.

     The restated articles also provide that the board of directors of Anadarko is classified into three classes and that some provisions of the restated articles may be amended only by the affirmative vote of the holders of at least 80% of the voting power of our then outstanding voting stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering.

Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 450,000,000 shares of common stock. As of February 1, 2001, we had 253,417,690 shares of common stock issued and had reserved 20,546,663 additional shares of common stock for issuance under our various stock and compensation incentive plans.

     The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

     - the restated certificate of incorporation, which are incorporated by reference to Exhibit 19(a)(i) to our Form 10-Q for the quarter ended September 30, 1986;

     - the amendment to the restated certificate of incorporation, which are incorporated by reference to Exhibit 4.1 to our Form 8-K dated July 28, 2000; and,

     - the by-laws, as amended, which are incorporated by reference to Exhibit 3(e) to our Form 10-Q for the quarter ended September 30, 2000.

DIVIDENDS

     The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors of Anadarko, out of funds legally available for their payment subject to the rights of holders of preferred stock.

VOTING RIGHTS

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

RIGHTS UPON LIQUIDATION

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

MISCELLANEOUS

     The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services LLC, New York, New York, is the transfer agent and registrar for the common stock.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. In addition to this summary, you should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. That securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

     The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

     - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of securities warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

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

     - the number of shares of common stock purchasable upon the exercise of securities warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

     - the date on which the right to exercise the securities warrants will commence and the date on which the right will expire;

     - United States Federal income tax consequences applicable to the securities warrants; and,

     - any other terms of the securities warrant.

     Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

     Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

     Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

     - in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or,

     - in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

              DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

     We may issue purchase contracts representing contracts obligating holders to purchase from Anadarko, and Anadarko to sell to the holders, or for Anadarko to issue in exchange for other securities a specified number of shares of common stock or preferred stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates or on the occurrence of specified events. The price or exchange rate per share of common stock or preferred stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts.

     The purchase contracts may be issued separately or as a part of units, often known as purchase units, consisting of a purchase contract and the following:

     - senior debt securities or subordinated securities of Anadarko or one of its subsidiaries;

     - debt obligations of third parties, including U.S. treasury securities;

     - trust preferred securities of the Trusts, all of whose trust common securities are owned by Anadarko or by subsidiaries of Anadarko; or

     - any combination of the foregoing

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

securing the holder's obligations to purchase the common stock or preferred stock under the purchase contracts.

     The purchase contracts may require Anadarko to make periodic payments to the holders of the purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances Anadarko may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

     The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not purport to be complete, and may not contain all of the information that you may find useful. For more information, you should review the purchase contracts, the collateral arrangements and the depositary arrangements, if applicable, relating to such purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such purchase contracts or purchase units and, if applicable, prepaid securities.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each Trust may issue only one series of trust preferred securities. The Trust Agreement of each Trust will authorize the administrative trustees to issue the trust preferred securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable trust agreement. The form of trust agreement is an exhibit to the registration statement, of which this prospectus is a part.

     The prospectus supplement for a particular series of trust preferred securities being offered will disclose the specific terms related to the offering, including the price or prices at which the trust preferred securities to be offered will be issued. Those terms will include some or all of the following:

     - the title of the series;

     - the number of trust preferred securities of the series;

     - the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

     - the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

     - the amount that will be paid out of the assets of the Trust to the holders of the trust preferred securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

     - any obligation that the Trust has to purchase or redeem the trust preferred securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

     - any voting rights of the trust preferred securities that are in addition to those legally required, including any right that the holders of the trust preferred securities have to approve certain actions under or amendments to the trust agreement;

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

     - any right that the Trust has to defer distributions on the trust preferred securities in the event that Anadarko extends the interest payment period on the related subordinated debt securities of Anadarko; and

     - any other rights, preferences, privileges, limitations or restrictions upon the trust preferred securities of the series.

     Anadarko will guarantee each series of trust preferred securities to the extent described below under the caption "Description of Guarantees."

     The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the trust preferred securities.

                           DESCRIPTION OF GUARANTEES

     Anadarko will execute the guarantees from time to time for the benefit of the holders of the trust preferred securities of the respective Trusts. The Bank of New York will act as guarantee trustee under each guarantee. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates.

     The following description of the guarantees is only a summary and is not intended to be comprehensive. The form of guarantee is an exhibit to the registration statement, of which this prospectus is a part.

GENERAL

     Anadarko will irrevocably and unconditionally agree under each guarantee to pay the guarantee payments that are described below, to the extent specified in that guarantee, to the holders of the trust preferred securities to which the guarantee relates, to the extent that the guarantee payments are not paid by or on behalf of the related Trust. Anadarko is required to pay the guarantee payments to the extent specified in the relevant guarantee regardless of any defense, right of set-off or counterclaim that Anadarko may have or may assert against any person.

     The following payments and distributions on the trust preferred securities of a Trust are guarantee payments:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

     - the redemption price for any trust preferred securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

     - upon dissolution, winding-up or termination of the Trust, other than in connection with the distribution of subordinated notes to the holders of trust securities of the Trust or the redemption of all the trust preferred securities of the Trust, the lesser of:

      - the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

      - the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities of the Trust in liquidation of the Trust.

     Anadarko may satisfy its obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the Trust to make the payment to those holders.
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

     Each guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the related trust preferred securities from the time of issuance of those trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

     If Anadarko does not make the required payments on the subordinated notes that the property trustee holds under a Trust, that Trust will not make the related payments on its trust preferred securities.

SUBORDINATION

     Anadarko's obligations under each guarantee will be unsecured obligations of Anadarko. Those obligations will rank:

     - subordinate and junior in right of payment of all of Anadarko's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

     - equal in priority with Anadarko's preferred stock and 5.46% Series B Cumulative Preferred Stock and similar guarantees; and

     - senior to Anadarko's common stock.

     Anadarko has 5.46% Series B Cumulative Preferred Stock outstanding that will rank equal in priority with the guarantees and has common stock outstanding that will rank junior to the guarantees.

     Each guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Anadarko, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the related guarantee.

AMENDMENTS AND ASSIGNMENT

     Anadarko may amend each guarantee without the consent of any holder of the trust preferred securities to which that guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Anadarko may otherwise amend each guarantee with the approval of the holders of at least
66 2/3% of the outstanding trust preferred securities to which that guarantee relates.

TERMINATION

     Each guarantee will terminate and be of no further effect when:

     - the redemption price of the trust preferred securities to which the guarantee relates is fully paid;

     - Anadarko distributes the related subordinated debt securities to the holders of those trust preferred securities; or

     - the amounts payable upon liquidation of the related Trust are fully paid.

     Each guarantee will remain in effect or will be reinstated if at any time any holder of the related trust preferred securities must restore payment of any sums paid to that holder with respect to those trust preferred securities or under that guarantee.
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

EVENTS OF DEFAULT

     An event of default will occur under any guarantee if Anadarko fails to perform any of its payment obligations under that guarantee. The holders of a majority of the trust preferred securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities of that series. The guarantee trustee is obligated to enforce the guarantee for the benefit of the holders of the trust preferred securities of a series if an event of default occurs under the related guarantee.

     The holders of a majority of the trust preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to that guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under that guarantee. Any holder of the related trust preferred securities may institute a legal proceeding directly against Anadarko to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

CONCERNING THE GUARANTEE TRUSTEE

     The Bank of New York will be the guarantee trustee. It will also be the property trustee, the subordinated indenture trustee and the senior indenture trustee. Anadarko and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee under other indentures pursuant to which securities of Anadarko and certain of its affiliates are outstanding.

     The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under any guarantee at the request of any holder of the related trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Anadarko will enter into an agreement as to expenses and liabilities under each Trust Agreement. Each agreement as to expenses and liabilities will provide that Anadarko will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related trust preferred securities or other similar interests in that Trust the amounts due to the holders under the terms of those trust preferred securities or those similar interests.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                     THE DEBT SECURITIES AND THE GUARANTEES

     As long as we make payments of interest and other payments when due on the subordinated debt securities purchased by a Trust, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation preference of the trust securities;

     - the interest rate and interest and other payment dates of the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we will pay any and all costs, expenses and liabilities of the Trusts, except the Trusts' obligations to holders of its trust preferred securities under the terms of such trust preferred securities; and

     - the trust agreement of each Trust prohibits the trust from engaging in any activity that is not consistent with the limited purposes of the Trust.

     We irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities of a Trust, to the extent the Trust has funds available for the payment of such distributions as described in "Description of Guarantees" in this prospectus. Taken together, our obligations under the subordinated debt securities, the subordinated indenture, the trust agreements and the trust guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the Trust's obligations under its trust preferred securities. If we do not make payments on the subordinated debt securities, the Trusts will not pay distributions or other amounts due on the trust preferred securities. The trust guarantees do not cover payment of distributions when the applicable Trust does not have sufficient funds to pay the distributions. In this event, the remedies of a holder of the trust preferred securities of the trust are described in this prospectus under "Description of Guarantees -- Events of Default." Our obligations under the trust guarantees are unsecured and are subordinate and junior in right of payment to all of our other liabilities.

     Notwithstanding anything to the contrary in the subordinated indenture and to the extent set forth in the subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we have made or are concurrently on the date of such payment making, a payment under a trust guarantee.

     A holder of trust preferred securities of a Trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee without first instituting a legal proceeding against the trust guarantee trustee, the Trust or any other person or entity.

     The trust preferred securities of a Trust evidence a beneficial interest in the trust. The Trusts exist for the sole purpose of issuing the trust securities and investing the proceeds in our subordinated debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of subordinated debt securities is that a holder of subordinated debt securities is entitled to receive from us the principal amount of and interest accrued on debt securities held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from us under the trust guarantee, if and to the extent the trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the subordinated debt securities, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustees of a trust, as holder of the subordinated debt securities of the trust, would be a subordinated creditor of us, subordinated in right of payment to all of our senior debt, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the trust guarantees and we have agreed to pay for all costs, expenses and liabilities of the Trusts other than the Trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of subordinated debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

     A default or event of default under any of our senior debt will not constitute a default or event of default under the subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the subordinated indenture provide that no payments may be made on the debt securities until our senior debt has been paid in full or any payment default under our senior debt has been cured or waived. Our failure to make required payments on a series of subordinated debt securities would constitute an event of default under the subordinated indenture.

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

                              PLAN OF DISTRIBUTION

     We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants, purchase contracts, purchase units or trust preferred securities (together referred to as the "offered securities") (a) through underwriters or dealers, (b) directly to one or a limited number of institutional purchasers or (c) through agents. This prospectus or the applicable prospectus supplement will set forth the terms of the offering of any offered securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

     If a dealer is utilized in the sale of any offered securities, we will sell those offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

     We may sell offered securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best effort basis for the period of its appointment.

     If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

     Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

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

                                 LEGAL MATTERS

     The validity of the offered securities will be passed upon for us by Andrews & Kurth L.L.P. Houston, Texas, and for any underwriters, dealers or agents by Hughes Hubbard & Reed LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Anadarko and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in the registration statement have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Union Pacific Resources Group Inc. and its subsidiaries as of and for the years ended December 31, 1999 and 1998 incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information of Union Pacific Resources Group Inc. and its subsidiaries for the quarter ended March 31, 2000 incorporated by reference in the registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The combined financial statements of Black Butte Coal Company, A Joint Venture, and R-K Leasing Company as of December 31, 1999 and December 26, 1998 and for the fiscal years then ended, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     Certain excerpts from the consolidated financial statements of Union Pacific Resources Group Inc. and its subsidiaries as of and for the year ended December 31, 1997 have been incorporated by reference in this registration statement in reliance on the report of Deloitte & Touche LLP, independent public accountants, and upon the authority of such firm as experts in accounting and auditing.

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